Letter Agreement

July 10, 2010

Charles V. Long, Jr.
Husky Ventures, Inc.
201 North Robinson, Suite 1800
Oklahoma City, OK 73102

Dear Mr. Long,

Based upon our analysis of the geologic data covering the area of your Chisolm Trail Project, a Hunton Limestone Horizontal Development Drilling Project located in Kingfisher County, Oklahoma, more specifically that area known as the Area of Mutual Interest or AMI and more completely described as all of the sections in the following Townships in Kingfisher County, Oklahoma:

18N-7W, 18N-8W. 19N-7W, 19N-8W

We understand the main target of the Chisolm Trail Project is the Hunton Limestone formation with an estimated depth expected to encounter the top of the Hunton Limestone at approximately 8,000 feet subsurface. We understand the development of this formation is to be through horizontal drilling.

We would like to participate for a 50% Working Interest Participation in the Project. We will enter into a separate AMI agreement with Husky Ventures, Inc. attached hereto as Schedule "A"

We agree that Husky Ventures, Inc. will be the Operator for the drilling and management of all wells in the project. We understand that a Joint Operating Agreement (JOA) has been negotiated to the satisfaction of both parties for each well in the AMI and said JOA will be in the form of the JOA attached hereto as Schedule "B". Each well within the AMI will have a separate JOA in the form of that attached hereto as Schedule "B." We understand that the drilling, completion and operations of all wells will be conducted under the terms and conditions of the Operating Agreement except when a conflict exists between the Operating Agreement and this Letter Agreement. If such a conflict exists, then the terms of this Letter Agreement shall apply.

We understand for each new well we will be provided a copy of the survey in which the surface location is to be staked and that a Title Opinion will be completed prior to commencing operations on any new well.

We understand that Husky and or assigns will receive a 2% ORRI on all leases taken. The leases will be acquired at 81.25% NRI or higher. We understand that the Net Revenue Interest being delivered to us will be 2% less, proportionately reduced, than the actual leased or contracted NRI and within 30 days of acquiring any lease within the AMI we will be provided a recordable assignment of our 50% undivided interest in said lease.

We understand the scope of drilling operations in the first well to include the following work:

The initial well will be drilled to sufficient true vertical depth (TVD) to encounter the Hunton Limestone formation and be drilled horizontally, to a predetermined total measured depth, cased, tested and put into production. We are to be provided an updated AFE within 30 days of drilling the first well in the AMI and to be provided actual costs of drilling within 60 days after releasing the rig (less completion costs) and within 60 days after completion (all costs).

During the drilling and completion process on all wells, we will receive daily reports via email, we will have full access to the rig floor and all data obtained from the drilling and testing of the open hole. We understand that once the well is drilled you will send us a copy of the Mud Logs and Open Hole Logs along with a geologic analysis.

According to the AFE the estimated amount for participation for each 1% of the Working Interest for the drilling and completion of the first well is $30,064.05 including Husky's carry. We understand the AFE is an Estimate of the drilling and completion costs for this work. We agree to pay our proportionate share of the Actual Drilling and Completion Expenses to include a 18.5% Carried Working Interests on the initial wells and 18.5% Carried Working Interest on all remaining production wells in the project, within 30 days prior to spud. The Canied Working Interest will include all stages of completion in each horizontal bore. We understand that if there is a cost underage, the savings will he refunded to us. If there is a cost overage, we agree to pay our portion within 30 days of receipt of invoice.

All leases taken in the Area of Mutual Interest will be billed to the participants at cost which includes lease costs, land man costs and any associated legal costs including 18.5% Carried Interest and $15.00 per acre as a management fee. The total cost is estimated to be $130.00 per acre.

In the event that existing production is encountered in the Area of Mutual Interest, we will be offered the option to purchase our portion of that interest at cost with no carried interest.

We warrant that we are participating with full knowledge of the risks involved in oil and gas exploration and drilling operations. We warrant that we are financially responsible and able to withstand the entire loss of our investment in this project and Hold Husky Ventures, Inc. Harmless for the results and for all matters pertaining to the offering of this Private Agreement. We agree that this Letter Agreement be binding on successors and assigns and is performable in Oklahoma City, Oklahoma under the laws of the State of Oklahoma.

We understand the terms are as follows for each 1% Working Interest Participant:

1)	The land, geologic, engineering and fee expenses per 1% Working Interest to include the first 5,000 acres of leases is estimated to be $7,975.00

2)	The AFE Drilling and Completion Expense per 1% Working Interest in the first well drilled and completed in the Hunton Limestone formation is estimated to be $30,064.50.

Subsequent to our declarations:

1)
We shall within thirty (30) days demonstrate our ability to pay for the estimated land & associated project costs in the amount of $398,750.00 for the purchase of 50% Working Interest in the Chisoim Trail Prospect acreage of approximately 5,000 initial acres, excluding drilling and completion costs. It is our understanding that we will be billed our share of the lease acreage and expenses upon the taking of a lease and will have 15 days to tender payment for said acreage.

2)
Upon notification from Husky, we agree to pay our drilling and completion expenses for the first well 30 days prior to the commencement of drilling operations but no sooner than August 15, 2010. No less than 90 days notice will be given prior to the drilling of any well within the AMI. Any party to this Agreement that elects or is deemed to not consent to the drilling of a proposed well will sell their interest in the acreage necessary for that well to the Joint Account as that term is used in Schedule "B" at the same price as that being charged by the other party to the AMI, Schedule "A" to this Agreement. Any party to this Agreement who does not consent to the drilling of a well must be offered to participate in all subsequent wells within the AMI.

3)
Three additional Areas of Mutual Interest located in Kingfisher and Major Counties in Oklahoma have been disclosed to us. We understand they are the property of Husky Ventures, Inc. We understand that we will be given an option to participate for the same amount of Working Interest in these additional areas at such time as they arc offered after the drilling of the initial well on the Chisolna Trail Project.

If this is acceptable, please signify your acceptance and return a copy of this letter for our records.

Very truly yours.

Imperial Oil & Gas, Inc.

Signed:	/s/ Robert R. Durbin	Date:
Robert R. Durbin, CEO P.O. Box 4675 Lago Vista. 1 X 78645 (512) 422-2493 (512) 267-0223 facsimile rdurbin(iiimperialoilandgas.com

ACCEPTED THIS 12Th DAY OF JULY, 2010

BY:	/s/ Charles V. Long Jr.
Charles V. Long Jr., President, Husky Ventures, Inc.

Schedule "A"

AREA OF MUTUAL INTEREST AGREEMENT

The Effective Date of this Agreement is 11 day of July. 2010. HuskyVentures, Inc. and Imperial Oil & Gas, Inc., (sometimes collectively referred to as the "Parties"), own or anticipate owning various leasehold interests created by oil and gas leases (the "Leases") on lands located in the state and county named above. To facilitate the coordinated acquisition of additional Leases and exploration for and development of oil. gas, and other minerals from lands located in the general area of the Parties' Leases, the Parties desire to enter into this Agreement to create an Area of Mutual Interest (the "AMI”).

In consideration of the mutual benefits to be derived by each Party resulting from the terms of this Agreement, the Parties agree as follows:

1.           The AMI shall encompass those lands encompassed within four (4) Oklahoma Townships, namely. 18N-7W, 18N-8W, 19N-7W, 19N-8W in Kingfisher County.

2.           It is anticipated that oil and gas leases on land within the AMI will be obtained by either Husky Resources, Inc. and/or Imperial Oil & Gas, Inc., or by third parties acting on behalf of either of the Parties. Husky Venture, Inc or its designee will initially acquire the leases with the AMI. It is agreed that any oil and gas leases or farm outs obtained on land within the AMI, shall be owned in the following proportions:

Husky Ventures, Inc.	50%

Imperial Oil & Gas. Inc.	50%

3.           Husky Ventures. Inc. agrees to use their best efforts when obtaining oil and gas leases within the AMI to secure leases on substantially the same form of lease as attached to this Agreement as Exhibit "A." In no event will Husky Ventures, Inc. acquire a lease which is burdened by more than 18.75%, . On all acreage acquired within the AMI a 79.25%.NRI or greater shall be delivered to Imperial Oil & Gas. Inc. after all lease burdens. including but not limited to any overriding royalty interests to Husky Ventures, Inc. or its affiliates..

3.           Within 30 days of acquiring any lease under this AMI Husky Ventures, Inc or any party designated to acquire leases within the AMI shall deliver to Imperial Oil and Gas an assignment, in recordable form, assigning the percentage ownership in the oil and gas lease for the lands under that well. The assignment of oil and gas lease shall be on the same form of assignment as provided on Exhibit "A" to this Agreement.

4.           If any leases is amended, extended, or renewed on land within the AMI, the oil and gas lease shall be owned by Husky Ventures. Inc. and Imperial Oil & Gas, Inc. in the same proportions set forth in paragraph 2. Any costs related to the amendment, extension or renewal of leases within the AMI shall be agreed upon in writing prior to the amendment, extension or renewal by all parties hereto and shall be apportioned as set forth in paragraph 2. Within 30 days of the execution and purchase of any new or amended lease, Husky Ventures, Inc. shall provide a copy of each oil and gas lease or farm out to Imperial Oil and Gas.

6.           This Agreement shall continue in force for as long for five (5) years. Husky Ventures, Inc. and Imperial Oil & Gas, Inc, shall, however, have the right to terminate this Agreement by giving the other Party 30 days advance written notice. If Husky Ventures, Inc. or Imperial Oil & Gas, Inc. makes the election to terminate this Agreement, the terminating Party shall not have the right to obtain oil and gas leases on land in the AMI for ten (10) years from the date hereof..

All Exhibits referred to are incorporated into this Agreement for all purposes.

This Agreement shall be binding on and will inure to the benefit of the Parties and their respective heirs, personal representatives, successors, and/or assigns.

This Agreement is signed by the Parties as of the date of the acknowledgment below, but effective for all purposes as of the Effective Date stated above.

HUSKY VENTURES, INC.	IMPERIAL OIL & GAS, INC.

/s/ Charles V. Long Jr.	/s/ Robert R. Durbin
Charles V. Long Jr., President	Robert R. Durbin, CEO

Exhibit "A" — Form of Assignment
To Schedule "A" Area of Mutual Agreement

ASSIGNMENT OF INTEREST IN OIL AND GAS LEASE

State:	Oklahoma
County:	Kingfisher
Assignor:
Assignee:	Imperial Oil & Gas, Inc
Effective Date:

For adequate consideration, Assignor, named above, assigns, sells, and conveys to Assignee, named above, an undivided 50% working interest in the Oil and Gas Lease (the "Lease") on lands located in the county and state named above (the "Lands"). The Lease and Lands are described in Exhibit "A" to this Assignment. By this Assignment, Assignor also sells, transfers and conveys to Assignee a like interest in all equipment, personal property and fixtures located on the Lands and used in connection with the operations of the Lease.

The interest in the Lease assigned to Assignee shall bear and be subject to its proportionate share of all burdens affecting or against the undivided interest assigned to Assignee. in the Lease, which are of record as of the Effective Date of this Assignment. Furthermore, this assignment is made in accordance with and subject to terms of an unrecorded Joint Operating Agreement and Area of Mutual Interest Agreement between Imperial Oil & Gas, Inc. and Husky Resources, Inc.

This Agreement shall be binding on and will inure to the benefit of Assignor and Assignee and their respective heirs, personal representatives, successors, and/or assigns.

This Assignment is made by Assignor and accepted by Assignee without warranty of title, express or implied. It is signed as of the date of acknowledgment of the signatures below, but shall be effective for all purposes as of the Effective Date stated above.

Assignor

ACKNOWLEDGEMENT
STATE OF OKLAHOMA

COUNTY OF

This instrument was acknowledged before me on (date) by (name of officer), (title of officer of (name of corporation acknowledging), a (state of incorporation) corporation, on behalf of said corporation.

Notary Public, State of

Printed Name:_______________________

My Commission Expires: ______________

Exhibit A
To that assignment between________________ and Imperial Oil & Gas, Inc.
dated______________ . 20___.